OCEAN THERMAL ENERGY CORPORATION

PROMISSORY NOTE

US$290,000.00	December 31, 2013

FOR VALUE RECEIVED, the undersigned, OCEAN THERMAL ENERGY CORPORATION, a Delaware corporation (the “Company”), or its successors or assigns, hereby promises to pay to the order of THEODORE HERMAN, an individual, or his assigns (collectively, the “Holder”), the principal amount of Two Hundred Ninety Thousand Dollars (US $290,000), together with any accrued and unpaid interest thereon as described herein. The Company and the Holder may hereinafter be referred to individually as a “Party” and collectively as “Parties.”

1.              Definitions. In addition to the terms defined elsewhere in this Promissory Note (this “Note”), the following terms have the meanings indicated:

“BBNA” means Broadband Network Affiliates, Inc., a Delaware corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required to be closed.

“Maturity Date” means December 31, 2015.

“Merger Agreement” means the Agreement and Plan of Merger among BBNA, the Company and Theodore Herman dated December 24, 2013, as amended.

“Reverse Merger” means a business combination transaction involving the Company and BBNA after which BBNA continues and survives but less than five percent (5%) of the combined voting power of the then-outstanding securities of BBNA immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of BBNA immediately prior to such transaction, as described in the Merger Agreement.

“Warrants” means those warrants of BBNA, the form of which is attached as Exhibit A, and that were issued to the holders referred in Schedule 2 of the Merger Agreement to purchase up to an aggregate of 10,000,000 shares of the Company’s common stock with a Class A of 2,000,000 warrants at a warrant exercise price of $0.50 per share; with a Class B of 2,000,000 warrants at a warrant exercise price of $0.50 per share; with a Class C of 2,000,000 warrants at a warrant exercise price of $0.75 per share; with a Class D of 2,000,000 warrants at a warrant exercise price of $1.00 per share; with a Class E of 2,000,000 warrants at a warrant exercise price of $1.25 per share.

2.              Principal Amount. The principal amount represented by this Note is Two Hundred and Ninety Thousand Dollars (US$290,000).

3.              Interest. The unpaid principal balance from time to time outstanding hereunder shall bear interest from the date of the Reverse Merger until paid in full at a fixed rate of eight percent (8%) per annum. Interest will accrue on this Note from the date of the Reverse Merger on the basis of a 360-day year consisting of twelve 30-day months.

4.              Payment of Principal and Interest.

(a)           Payment. Subject to reduced payment as provided for in Section 9 of this Note, the Company shall pay to the Holder the principal amount of this Note, and all accrued and unpaid interest thereon, upon the earlier to occur of (i) the Maturity Date, or (ii) as set forth in Sections 4(b)(i), (ii), (iii), (iv) or (v), considered separately. Principal and interest due hereunder shall be paid in lawful money of the United States of America in immediately available federal funds or the equivalent at the address of the Holder set forth in Section 5 below or at such other address as the Holder may designate. All payments made hereunder shall first be applied to interest then due and payable and any excess payment shall then be applied to reduce the principal amount then due and payable. Upon payment in full of all principal and interest payable hereunder, the Holder shall surrender this Note to the Company for cancellation.

(b)           Amount and Timing of Payment. Subject to reduced payment as provided for in Section 9 of this Note, the Company shall pay principal under this Note on the following schedule:

(i)
$50,000 triggered by receipt by the Company of cash in connection with the exercise of Class A Warrants;

(ii)
$50,000 triggered by receipt by the Company of cash in connection with the exercise of Class B Warrants;

(iii)
$60,000 triggered by receipt by the Company of cash in connection with the exercise of Class C Warrants;

(iv)
$60,000 triggered by receipt by the Company of cash in connection with the exercise of Class D Warrants; and

(v)
$70,000 triggered by receipt by the Company of cash in connection with the exercise of Class E Warrants.

5.              Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Note shall be in writing and shall be faxed, mailed by registered or certified mail postage prepaid, delivered by a national overnight delivery service, or otherwise delivered by hand, electronically (including by email) or by messenger, addressed to such Party’s address as set forth below:

If to the Company:	Ocean Thermal Energy Corporation
Attention: Jeremy Feakins, Chief Executive Officer
800 South Queen Street
Lancaster, PA 17603
Facsimile: (717) 299-1336
Email: jeremv.feakins@otecorporation.com

With a copy (not constituting notice) to:

Procopio, Cory, Hargreaves & Savitch, LLP
Attention: John P. Cleary, Esq.
12544 High Bluff Drive, Suite 300
San Diego, CA 92130
Email: john.cleary@procopio.com

If to the Holder:	Theodore Herman
9909 Topanga Canyon Boulevard, Suite 122
Chatsworth, CA 91311

or such other address with respect to a Party as such Party shall notify each other Party in writing as above provided. Any notice sent in accordance with this Section 5 shall be effective upon the earlier of: (i) if mailed, seven (7) Business Days after mailing; (ii) if sent by messenger, upon delivery; (iii) if sent by a nationally recognized overnight delivery service, one Business Day after having been dispatched; (iv) if sent electronically (including by email), upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of transmission; and, (v) upon the actual receipt thereof.

6.              Default and Remedies.

(a)           An “Event of Default” under this Note shall mean the occurrence of any of the following events:

(i)
If the Company shall fail to make any payment when required by this Note; or

(ii)
The commencement by the Company of any bankruptcy, insolvency, receivership or similar proceedings under any federal or applicable state law; or the commencement against the Company of any bankruptcy, insolvency, receivership or similar proceeding under any federal or applicable state law by creditors of the Company or other similar law of any jurisdiction, provided, that such proceeding shall not be deemed an Event of Default if such proceeding is dismissed within ninety (90) days of commencement.

(b)           Upon and during the continuation of an Event of Default, the Holder may declare the outstanding principal amount, and all accrued and unpaid interest on such principal amount, immediately due and payable, and such amount shall be collectible immediately or at any time after such Event of Default. The rights and remedies provided by this Note shall be cumulative, and shall be in addition to, and not exclusive of, any other rights and remedies available at law or in equity.

7.              Assignability. Neither Party may assign this Note without prior notice to the other Party. No such assignment shall constitute a novation or release of either Party of their obligations hereunder.

8.              Usury Laws. It is the intention of the Company and the Holder to conform strictly to all applicable usury laws now or hereafter in force, arid any interest payable under this Note shall be subject to reduction to an amount that is the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the principal amount remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount, or if this Note has been repaid, then such excess shall be rebated to the Company.

9.              Offset. The Company shall be entitled to deduct from any amount of principal or interest that is or may become otherwise due under this Note any and all amounts due and owing from Theodore Herman pursuant to the Herman Obligations (as defined in the Merger Agreement).

10.            Miscellaneous.

(a)           Any amendment hereto or waiver of any provision hereof must be in writing and signed by both the Company and the Holder.

(b)           Wherever in this Note reference is made to the Company or the Holder, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns, and the provisions of this Note shall be binding upon and shall inure to the benefit of such successors and permitted assigns.

(c)           This Note shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles of any jurisdiction to the contrary.

(d)           The captions of the Sections of this Note are inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Note.

(e)           The Holder, by acceptance of this Note, hereby represents and warrants that (i) the Holder has been offered the opportunity to obtain information from the Company, to verify the accuracy of the information received by it and to evaluate the merits and risks of its investment in the Company, and to ask questions of and receive satisfactory answers concerning the terms and conditions of its investment in the Company, and (ii) the Holder has acquired this Note for investment only and not for resale or distribution. The Holder, by acceptance of this Note, further understands, covenants and agrees that the Company is under no obligation and has made no commitment to provide for registration of this Note.

(f)           The Company waives presentment, notice and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment of this Note.

(g)           In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shalt be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT EITHER MAY HAVE, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h)           No delay in the exercise of any right or remedy of any Party shall operate as a waiver thereof, and no single or partial exercise of any such right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

(i)           It is expressly understood and agreed by the Parties hereto that if it is necessary to enforce payment of this Note through the engagement or efforts of an attorney or by suit, the Company shall pay reasonable attorneys’ fees, expenses of counsel, and other costs of collection incurred by the Holder.

(j)           This Note may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same Note.

IN WITNESS WHEREOF, the Company has executed, acknowledged and delivered this Note as of the day and year first above written.

OCEAN THERMAL ENERGY CORPORATION By: /s/ Jeremy P. Feakins Name: Jeremy P. Feakins Its: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

By: /s/ Theodore Herman
Name: Theodore Herman

Exhibits

Exhibit A  Form of Warrants